Exhibit 10.26

TRADEMARK LICENSING AGREEMENT

BETWEEN THE UNDERSIGNED PARTIES:

CASINO-GUICHARD, PERRACHON, public company with share capital of €173,051,921.43, registered in the Trade and Companies Register of Saint Etienne under No. 554 501 171, having its registered office at 1 Esplanade de France in SAINT ETIENNE (42000),

Represented for these presents by Mr Pascal RIVET, duly authorised for this purpose,

Hereinafter referred to as “CGP” or the “Licensor”,

ON ONE HAND

And,

CDISCOUNT, public company with share capital of €5,162,154, registered in the Trade and Companies Register of Bordeaux under No. 424 059 822, having its registered office at 120-126 Quai de Bacalan 33067 Bordeaux

Represented for these presents by Mr Emmanuel Grenier, duly authorised for this purpose,

Hereinafter referred to as “CDISCOUNT” or the “Licensee”,

ON THE OTHER HAND,

Hereinafter referred to individually as the “Party” and jointly as the “Parties”.

IT BEING SET FORTH BEFOREHAND THAT:

CGP holds the French trademark FINLANDEK No. 12 3 924 832 filed on 5 June 2012 for classes 8, 9, 11, 14, 20, 21, 24, 26, 27, 34, as attached to these presents.

In connection with its online sales activity, CDISCOUNT wants to sell, under the FINLANDEK trademark.

The Parties thus came together to define the terms and conditions under which CGP accepts to grant CDISCOUNT a license for the FINLANDEK trademark.

THE FOLLOWING WAS AGREED:

ARTICLE 1 — PURPOSE

The present agreement and its appendices (hereinafter referred to as the “Agreement”) has the purpose of defining the terms and conditions under which CGP grants, on a non-exclusive, personal and irrevocable basis, to CDISCOUNT, which accepts, a license for the FINLANDEK trademark (hereinafter referred to as the “Trademark”), for which the certificate of registration is attached in Annex 1.

ARTICLE 2 — SCOPE OF THE RIGHTS GRANTED

2.1       The license to the Trademark is granted to CDISCOUNT in order to manufacture, distribute, market, promote and sell:

•                  the products designated in the Certificate of Registration attached in Annex 1 only (hereinafter referred to as the “Products”),

•                  within the territory of France (hereinafter “the Territory”).

This license includes in particular:

• the reproduction,

• the use, and,

• the affixing of the Trademark,

on the Products and on any other medium, especially promotional medium.

2.2       At the request of CDISCOUNT, CGP will register any additional “FINLANDEK” trademark (in order to extend the number of classes and/or the Territory and subject to availability concerning the classes/territories requested) and will grant Cdiscount a license for the trademarks and/or extensions considered, under the same conditions as the present license. Any additional granting will be formalised by amendment to the present Agreement.

ARTICLE 3 - OPERATION

3.1.    CDISCOUNT undertakes to utilise the Trademark concerning the Products effectively, honestly, continuously and seriously.

3.2.    CDISCOUNT undertakes to use the Trademark consistently with the positioning of the Licensor, concerning the quality and the product line level and concerning the target customers. CDISCOUNT nevertheless remains free concerning its sales policy (advertising, distribution, selling price, etc.) of the Products.

3.3.   CDISCOUNT undertakes to comply, in all of its provisions, with the graphics standards of the Trademark attached in Appendix 2. Without the Licensor’s prior written consent, CDISCOUNT shall refrain from adapting or modifying the Trademark or attaching any other term or representation thereto.

3.4.    CGP grants CDISCOUNT full freedom in the choice of the manufacturer(s), as well as in the form of distribution, marketing and selling of the Products to the consumers or professionals.

ARTICLE 4 - OWNERSHIP

4.1.    CDISCOUNT acknowledges that the present Agreement does not entail any transfer of ownership of the Trademark for its benefit.

4.2.    CDISCOUNT shall refrain from carrying out any protection of the Trademark in particular for products or services not targeted in its certificate of registration and/or for other territories, and/or any derived breakdown of the Trademark.

4.3.    CGP undertakes to carry out at its own expense, all formalities necessary for maintaining the protection of the Trademark within the Territory.

ARTICLE 5 - PROTECTION

5.1.    CGP undertakes to insure at its own expense the follow-up and protection of the trademark.

5.2       The Parties also undertakes to keep each other informed of all violations of the Trademark that they may become aware of.

5.3.    As soon as an infringement of the Trademark has been disclosed to the Licensor, the Parties will cooperate concerning the scope, the legitimacy and the harmful consequences of the acts in order to take all measures useful to have them stopped.

5.3. [sic] Unless otherwise agreed in writing beforehand by the Licensor, the Licensor will be solely authorised to take any measure useful for stopping the said infringement, if it deems this necessary. CDISCOUNT will nevertheless provide its full assistance, at its own expense, to the Licensor in this connection.

ARTICLE 6 — GUARANTEE / LIABILITY

CGP guarantees CDISOUNT:

• that the Trademark is not currently the subject of any litigation, complaint or contestation of any kind and on any basis whatsoever,

• against any decision, complaint, claim or objection on the part of third parties against CDISCOUNT concerning the Trademark.

ARTICLE 7 — ROYALTY

Since the Trademark has not been utilised by the Licensor at on the date of signing of these presents, CGP accepts to grant CDISCOUNT the rights referred to in the Agreement free of charge for a period of 2 years.

At the end of the said period, the Parties undertake to discuss in good faith any royalty to be paid by CDISCOUNT to CGP.

The Parties agree that the following will be taken into account in any definition of a royalty, in particular the investments made by CDISCOUNT to develop the Trademark.

Failing an agreement between the Parties, 3 months after having started the said discussions, the amount of the royalty will be set according to expert.

ARTICLE 8 - DURATION - CANCELLATION

8.1.    The Agreement takes effect retroactively as of 1 March 2014 for a period of 10 years, subsequently renewable by tacit renewal for successive periods of the same duration.

8.2.    Each Party will have the right to terminate the Agreement by registered letter with acknowledgement of receipt sent no later than 2 years before the expiration of the Agreement or its renewals.

8.3       It is expressly agreed between the Parties that the Agreement will be terminated by rights, without notice or formality, if the CASINO Group fully pulls out of the share capital of CDISCOUNT.

8.4.    The Agreement may also be terminated by rights in case of non-fulfilment by one of the Parties of any of its obligations stipulated in these presents, namely one (1) month after formal notice sent to the Defaulting Party by registered letter with acknowledgement of receipt and having remained completely or partially ineffective during this period, namely without prejudice to the other right of the non-defaulting Party.

8.4.    At the termination of the Agreement for any reason whatsoever, CDISCOUNT undertakes to cease any utilisation of the Trademark, in any form and on any basis whatsoever, and to return to the Licensor, at its first request, all of the documents or media in its possession showing the Trademark.

8.5.    With the exception of a termination due to CDISCOUNT’s fault, under the conditions stipulated in Article 8.5 above, CDISCOUNT will have a period of 12 months after the date of termination of the Agreement to sell of its stocks of Products bearing the Trademark.

ARTICLE 9 — MISCELLANEOUS

9.1.    Any modification of the Agreement will be effective only by the signing of a written amendment which will take effect only after it is signed by both Parties, stating their explicit intention to amend the Agreement.

9.2. The invalidity of all or a portion of a clause of the Agreement will not affect the validity and the existence of the other clauses of the Agreement.

9.3.    The fact of not utilising at a given time any of the clauses of the Agreement does not entail a waiving of the said clause for the future.

9.4.    The Agreement constitutes the entirety of the Parties’ agreements concerning its purpose and replaces any other prior written or oral agreement between the Parties.

ARTICLE 10 — DISPUTE

10.1. The Agreement is governed by French law.

10.2. Any contestation concerning its validity, its interpretation or its execution will be subject to the exclusive competence of the Courts of Paris.

ARTICLE 11 — FORMALITIES

CDISCOUNT will carry out at its own expense, the necessary formalities with all competent authorities, in particular for the registration of the Agreement with the INPI [French National Institute of Industrial Property]. The present Agreement is drafted in two originals, one for each Party

Signature for CGP:	Signature for CDISCOUNT:

Pascal RIVET	Emmanuel GRENIER

Done on 16 May 2014

APPENDIX 1

CERTIFICATE OF REGISTRATION OF THE TRADEMARK

REPUBLIC OF FRANCE

INPI [FRENCH NATIONAL INSTITUTE OF INDUSTRIAL PROPERTY]

for commerce or service

CERTIFICATE OF REGISTRATION

The General Director of the National Institute of Industrial Property certifies that the trademark reproduced on the reverse has been registered.

The registration takes effect as of the date of filing of the application for a period of ten years renewable indefinitely.

This registration will be published in Official Bulletin of Industrial Property.

No. 12/39 Vol. II of 28 September 2012

The General Director of the

National Institute of Industrial Property

[signature]

Yves LAPIERRE

Registered office: 26bis, rue de Saint-Petersbourg — 75800 PARIS Cedex 08 — Telephone: 0 820 213 213 — Fax: 33 (0) 1 53 04 45 23 — www.inpi.fr — contact@inpi.fr

National public institution founded by Law No. 51-444 of 19 April 1951

[Seal]

641 - 1 / 1 - 0000 0

CABINET [law firm] GERMAIN MAUREAU
12 RUE BOILEAU
69006 LYON

National No.: 12 3 924 832

Filing of: 5 JUNE 2012

to: DEPOT ELECTRONIQUE PARIS

CASINO GUICHARD PERRACHON, Public Company, 1

Esplanade de France, 42000 SAINT ETIENNE.

SIREN [French companies directory] No.: 554 501 171.

Representative or recipient of the correspondence:

Cabinet [law firm] GERMAIN & MAUREAU, 12 rue Boileau, 69006 LYON

FINLANDEK

Class No. 8: Manual tools and instruments driven manually: cutlery, forks and spoons; bladed weapons; razors. Equipment for slaughter of butchery animals; hand tools actuated manually for gardening; shears (handheld instruments);

Class No. 9: The following types of equipment and instruments: scientific (other than for medical use), nautical, geodesic, photographic, cinematographic, optical, for weighing, measuring, signalling, verification (inspection), for emergency (rescue) and for teaching; equipment and instruments for the conducting, distribution, transformation, accumulation, adjustment or control of electric current; equipment for recording, transmission, reproduction or processing of sound or images; media for magnetic recording, audio or video disks, floppy disks; compact disks, DVDs and other digital recording media; automatic distributors and mechanisms for prepayment devices; cash-registers, calculators, equipment for data processing and computers; extinguishers. Gaming software; software (recorded programmes); computer peripherals; electric batteries, detetctors, electric wires, electric switches; diving outfits, suits, gloves or masks; protective clothing for accidents, radiation and fire; personal anti-accident protection mechanisms; eyeglasses, eyeglasses-related items; eyeglass cases; non-medical diagnostic equipment; member cards or microprocessor cards, rescue covers;

Class No. 11: Equipment for lighting, heating, steam production, cooking, refrigeration, drying, ventilation, water distribution and bathroom installations. Air-conditioning equipment or installations; freezers; vehicle lighting equipment; vehicle heating or air-conditioning installations; equipment and machines for air or water purification; sterilisers;

Class No. 14: Jewellery, precious stones, watches and clocks, and chronometers; precious metals and their alloys. Coins: objects of art made of precious metals; jewel boxes; boxes made of precious metals; cases, bracelets,

Chains, springs or bezels of watches, whimsical key-chains; statues or figurines (statuettes) made of precious metals; cases or boxes for watches/clocks; medals;

Class No. 20: Furniture, mirrors, frames. Objects of art made of wood, wax, plaster, cork, reed, rush, wicker, horn, bone, ivory, whale, scale, amber, whale, mother-of-pearl, meerschaum, surrogates of all of these materials or made of plastic; zippers for clothes, chests of drawers; cushions; shelves; plastic packaging recipients; armchairs; seats; bedding (with the exception of bed linen); mattresses; funeral urns, dressers, basketwork. Wooden or plastic boxes;

Class No. 21: Non-electrical utensils and recipients for household or kitchen; combs and sponges; brushes (with the exception of brush fibres); materials for brushes; hand-activated cleaning instruments; steel-wool; raw or partially worked glass (with the exception of construction glass); porcelain, earthenware. Bottles; objects of art made of porcelain, terra cotta or glass; toiletry utensils or necessary items; trashcans; glasses (recipients); dishes, apartment aquariums;

Class No. 24: Fabrics, bed and table covers. Fabrics for textile use; elastic fabrics; velour; bedclothes, linen, tablecloths not made of paper, bathroom linen with the exception of clothing);

Class No. 26: Lace and embroidery, ribbons and laces; buttons, hooks and eyelets, pins and needles; artificial flowers, notions items (with the exception of thread); postiches beards, hair or moustaches; trimmings; wigs; attachments or closings for clothing; hair decorating items;

Class No. 27: Rugs, doormats, mats, linoleum and other floor coverings [with the exception of tiles and paints); wall hangings not made of textiles. Carpets; wallpaper, exercise mats; motor vehicle mats; sod;

Class No. 34: Tobacco, smokers’ items; matches. Cigars; cigarettes; rolling paper; pipes; lighters; cigar boxes or cases, cigarette boxes or cases, smokers’ ashtrays.

Classes of products or services: 8, 9, 11, 14, 20, 21, 24, 26, 27, 34

ANNEX 2

GRAPHICS STANDARDS OF THE TRADEMARK

-This Document is confidential- It is formally prohibited to disclose it to third parties -

Initialled [initials]

1.1. Logo

The logo is a visual expression of Finlandek identity. It focuses on the recognition and brand impact.

The logo is made of two elements whose relative size and location must not be altered for any reason: the logotype (word “Finlandek”), and the symbol, which is an abstract representation of the roof of a house.

Keep in mind the basic rules presented in the following pages to maintain its integrity.

[logo] finlandek